UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NORTHSTAR NEUROSCIENCE, INC.

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 26, 2007

Dear Shareholder:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of Northstar Neuroscience, Inc., which will be held on Wednesday, June 13, 2007, at 1:00 p.m., local time, at the Edgewater Hotel at 2411 Alaskan Way, Pier 67, Seattle, Washington 98121.

At the Annual Meeting, you will be asked to consider and vote to elect two directors to Northstar’s Board of Directors and to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2007.

NORTHSTAR’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS AND “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

You should read carefully the accompanying Notice of Annual Meeting of Shareholders and the proxy statement for additional related information.

To be sure that your shares are properly represented at the meeting, whether or not you plan to attend the Annual Meeting, please complete, sign, and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope, or vote using the telephone or Internet voting procedures described on the proxy card. Your stock will be voted in accordance with the instructions you have given in your proxy. If you attend the Annual Meeting, you may vote in person if you wish, even though you previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

Sincerely,

Alan J. Levy, Ph.D. President and Chief Executive Officer

YOUR VOTE IS IMPORTANT.

WE URGE YOU TO VOTE USING TELEPHONE OR INTERNET VOTING IF AVAILABLE TO YOU, OR

BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD WEDNESDAY, JUNE 13, 2007

We will hold the 2007 Annual Meeting of Shareholders at 1:00 p.m., local time, on Wednesday, June 13, 2007, at the Edgewater Hotel at 2411 Alaskan Way, Pier 67, Seattle, Washington 98121 for the following purposes:

•	To elect two Class I directors to Northstar’s Board of Directors to serve until the 2010 Annual Meeting;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2007; and

•	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board has fixed the close of business on April 11, 2007 as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting.

The directors elected will be the two candidates receiving the greatest number of votes cast, in person or by proxy, at the Annual Meeting. The affirmative vote of the holders of shares representing a majority of the votes cast at the Annual Meeting, in person or by proxy, is required to ratify appointment of the independent registered public accounting firm.

You are cordially invited to attend the Annual Meeting. To ensure your representation at the Annual Meeting, you are urged to complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope, or vote using the telephone or Internet voting procedures described on the proxy card, if available, even if you plan to attend the Annual Meeting. The shares will be voted in accordance with the instructions you give in your proxy. You may revoke your proxy at any time before it is voted, either by returning a proxy for the same shares bearing a later date, filing with the corporate secretary of Northstar a written revocation bearing a later date or attending the Annual Meeting and voting in person. Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting in person, if you so desire, but will help us secure a quorum and reduce the expense of additional proxy solicitation.

By Order of the Board of Directors,

Raymond N. Calvert Vice President, Finance, Chief Financial Officer and Secretary

Seattle, Washington

April 26, 2007

NORTHSTAR NEUROSCIENCE, INC.

PROXY STATEMENT

2007 ANNUAL MEETING OF SHAREHOLDERS

This proxy statement is being furnished to holders of shares of common stock of Northstar Neuroscince, Inc. in connection with the solicitation of proxies by our Board of Directors for use at our 2007 Annual Meeting of Shareholders to be held at the Edgewater Hotel at 2411 Alaskan Way, Pier 67, Seattle, Washington 98121, at 1:00 p.m., local time, on Wednesday, June 13, 2007. Matters to be considered at the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Shareholders. It is expected that the Notice of Annual Meeting of Shareholders, proxy statement and accompanying form of proxy will be mailed to shareholders on or about April 26, 2007.

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED

Only our shareholders of record at the close of business on April 11, 2007 are entitled to notice of and to vote at the Annual Meeting. On that date, there were 25,795,834 shares of common stock outstanding.

REVOCABILITY OF PROXIES

Shares represented at the Annual Meeting by properly executed proxies will be voted at the Annual Meeting and, where the shareholder giving the proxy specifies a choice, the proxy will be voted in accordance with the specification so made. A proxy may be revoked by a shareholder at any time either by:

•	filing with the corporate secretary of Northstar, prior to the Annual Meeting, either a written revocation or a duly executed proxy bearing a later date; or

•	attending the Annual Meeting and voting in person, regardless of whether a proxy has previously been given.

Presence at the Annual Meeting will not revoke the shareholder’s proxy unless such shareholder votes in person.

QUORUM AND VOTING

You will be entitled to one vote per share of common stock that you hold. Action may be taken on a matter submitted to shareholders at the Annual Meeting only if a quorum exists. The presence, in person or by proxy, of a majority of the outstanding shares of common stock entitled to vote as of the close of business on the record date constitutes a quorum. Abstentions and broker non-votes will count toward establishing a quorum. Broker non-votes occur when brokers holding shares in street name for beneficial owners do not receive instructions from the beneficial owners about how to vote the shares. An abstention occurs when a shareholder withholds such shareholder’s vote by checking the “abstain” box on the proxy card. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors and ratification of the independent registered public accounting firm.

Under applicable law and Northstar’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, if a quorum is present at the Annual Meeting, the two director candidates who receive the greatest number of votes cast for the election of directors by shares present in person or represented by proxy and entitled to vote shall be elected directors. You are not entitled to cumulative voting rights in the election of directors.

The affirmative vote of the holders of shares representing a majority of the votes cast at the Annual Meeting, in person or by proxy, is required to ratify the appointment of the independent registered public accounting firm. Abstentions and broker non-votes will have no effect on the outcome of either proposal because they are not counted as votes cast for or against the proposal.

Your shares will be voted in accordance with the instructions you indicate when you submit your proxy. If you submit a proxy, but do not indicate your voting instructions, your shares will be voted as follows:

•	FOR the election of the director nominees listed in this proxy statement;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

•	At the discretion of the proxy holders, upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Voting by Mail

By signing and returning the enclosed proxy card according to the instructions provided, you are enabling the individuals named on the proxy card, known as “proxies,” to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Annual Meeting.

Voting by Telephone

You may be able to vote by telephone. If so, instructions are included with your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.

Voting on the Internet

You may be able to vote on the Internet. If so, instructions are included with your proxy card. If you vote on the Internet, you do not need to complete and mail your proxy card.

Voting in Person at the Meeting

If you plan to attend the Annual Meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the shareholder of record, and you have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in your name. In that case, and if you wish to vote at the meeting, you will need to bring with you to the meeting a legal proxy from your broker or other nominee authorizing you to vote these shares.

Solicitation of Proxies

Proxies may be solicited by our directors, officers and regular employees, without payment of any additional compensation to them. Proxies may be solicited in person, by mail or telephone. Any costs relating to such solicitation will be borne by us. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of common stock for their expenses in forwarding solicitation materials to beneficial owners.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, two Class I directors are to be elected to hold office for a term of three years and, in each case, until his or her successor shall be elected and shall qualify. The Board has no reason to believe that either of the nominees listed below will be unable to serve as a director. If, however, any nominee becomes unavailable, the proxies will have discretionary authority to vote for a substitute nominee. There are no family relationships among any of the directors or executive officers.

Unless authority to do so is withheld, the persons named as proxies in the accompanying proxy will vote “FOR” the election of the nominees listed below.

The following table sets forth the name and age of each member of the Board, the positions and offices held by each director with Northstar and the period during which the director has served as a director of Northstar.

Name	Age	Positions and Offices With Northstar	Director Since
Class I Directors nominated for election at the 2007 Annual Meeting:
Carol D. Winslow	52	Director	2002
Michael D. Ellwein	67	Director Nominee	(1)

Class II Directors whose terms expire at the 2008 Annual Meeting:
Wende S. Hutton	47	Director	1999
Robert E. McNamara	50	Director	2006
Dale A. Spencer	61	Director	1999

Class III Directors whose terms expire at the 2009 Annual Meeting:
Alan J. Levy, Ph.D.	69	President, Chief Executive Officer, and Director	1999
Susan K. Barnes	53	Director	2006
Albert J. Graf	59	Director	2006

(1)	This position is filling the board position previously held by Jesse I. Treu, Ph.D., who is not standing for re-election.

Class I Director Nominees

Carol D. Winslow. Ms. Winslow has been a director since March 2002. Since 2001, Ms. Winslow has been a principal of Channel Medical Partners, L.P., concentrating on medical technology investments. Ms. Winslow holds an A.B. from Mount Holyoke College and an M.B.A. from the University of Minnesota.

Michael D. Ellwein. Mr. Ellwein is currently an attorney with the law firm of Fredrikson & Byron and a venture partner with Three Arch Partners. Previously, Mr. Ellwein held several high-level positions during a seventeen-year career at Medtronic, Inc., where he was the Vice President and Chief Development Officer from 1998 to 2007, Vice President of Corporate Development and Associate General Counsel from 1993 to 1998, and Vice President of Corporate Development and Assistant General Counsel from 1990 to 1993. Mr. Ellwein holds a B.S. in Chemical Engineering from the South Dakota School of Mines and Technology, a J.D. from the University of Iowa, and has been admitted to the Iowa, Minnesota, and Ohio State Bar Associations.

Class II Directors Continuing in Office until the 2008 Annual Meeting of Shareholders

Wende S. Hutton. Ms. Hutton has been a director since May 1999. Since 2004, Ms. Hutton has been a venture partner at Canaan Partners. From 2001 to 2004, Ms. Hutton was a general partner of Spring Ridge Ventures, and from 1993 to 2001, she was a Managing Director of Mayfield Fund. Ms. Hutton holds a B.A. in Human Biology from Stanford University and an M.B.A. from Harvard University.

Robert E. McNamara. Mr. McNamara has been a director since May 2006. Since December 2004, Mr. McNamara has served as Senior Vice President and Chief Financial Officer at Accuray, Inc., a medical device company. From March 2003 to June 2004, Mr. McNamara served as Chief Executive Officer at InDefense, Inc., a security software company that was acquired by Microsoft, Inc. From March 2001 to August 2002, Mr. McNamara served as Senior Vice President and Chief Financial Officer at Recourse Technologies, Inc., a security software company that was acquired by Symantec Corporation. Mr. McNamara holds a B.A. in Accounting from the University of San Francisco and an M.B.A. from the Wharton School, University of Pennsylvania.

Dale A. Spencer. Mr. Spencer has been a director since August 1999. Since 1999, Mr. Spencer has been a private investor, primarily in the medical device industry. From 1995 to 1999, Mr. Spencer served as a director of Boston Scientific Corporation, a medical device company. From 1995 to 1997, Mr. Spencer served as Executive Vice President in the Office of the Chairman for Boston Scientific Corporation. Mr. Spencer serves as a director of ev3 Inc. Mr. Spencer holds a B.S. in Engineering from the University of Maine and an M.B.A. from University of Illinois.

Class III Directors Continuing in Office until the 2009 Annual Meeting of Shareholders

Alan J. Levy, Ph.D. Dr. Levy co-founded Northstar in 1999, and has been our President and Chief Executive Officer and a director since inception. From 1993 to 1998, Dr. Levy served as President and Chief Executive Officer of Heartstream, Inc., a medical device company that was acquired by Hewlett-Packard in 1998. From 1989 to 1993, Dr. Levy served as President and Chief Operating Officer of Heart Technology Inc., a medical device company that was acquired by Boston Scientific Corporation. Dr. Levy serves as a director of Intuitive Surgical, Inc. Dr. Levy holds a B.S. in Chemistry from City University of New York and a Ph.D. in Organic Chemistry from Purdue University.

Susan K. Barnes. Ms. Barnes has been a director since February 2006. From May 1997 to November 2005, Ms. Barnes served as Chief Financial Officer at Intuitive Surgical, Inc. Ms. Barnes holds an A.B. from Bryn Mawr College and an M.B.A. from the Wharton School, University of Pennsylvania.

Albert J. Graf. Mr. Graf has been a director since May 2006. Since October 2005, Mr. Graf has been a venture partner with New Enterprise Associates focusing on the medical device industry. From June 2000 to December 2004, Mr. Graf served as Group Chairman at Guidant Corporation, a medical device company. Mr. Graf serves as a director of American Medical Systems Holdings, Inc. Mr. Graf holds a B.S. in Economics from Boston University and an M.B.A. from Indiana University.

The Board of Directors Unanimously Recommends a Vote “FOR” the Election of the two Class I Director Nominees.

CORPORATE GOVERNANCE

Affirmative Determinations Regarding Director Independence and Other Matters

Our Board of Directors, or Board, has determined that each of the following directors is an “independent director” under Nasdaq rules:

Susan K. Barnes

Albert J. Graf

Wende S. Hutton

Robert E. McNamara

Dale A. Spencer

Jesse I. Treu

Carol D. Winslow

The Board has also determined that each member of the three committees of the Board meets the independence requirements applicable to those committees prescribed by Nasdaq and the Securities and Exchange Commission, or SEC. The Board has further determined that each of Susan K. Barnes, the chairperson of our Audit Committee, and Robert E. McNamara is an “Audit Committee Financial Expert” as such term is defined by SEC rules. In addition, our Board has determined that Michael D. Ellwein, our non-incumbent Class I director nominee, also qualifies as an “independent director” under Nasdaq rules, and meets the independence requirements applicable to members of the Nominating and Corporate Governance Committee, on which Mr. Ellwein will serve if elected.

With the assistance of our legal counsel, the Nominating and Corporate Governance Committee reviewed the applicable legal standards for Board member and Board committee independence and the criteria applied to determine “Audit Committee Financial Expert” status, as well as the answers to annual questionnaires completed by each of the independent directors. On the basis of this review, the Nominating and Corporate Governance Committee delivered a report to the Board and the Board made its independence and “Audit Committee Financial Expert” determinations based upon the Nominating and Corporate Governance Committee’s report and each member’s review of the information made available to the Nominating and Corporate Governance Committee.

COMMITTEE MEMBERSHIP AND FUNCTION

The Board has established Audit, Compensation, and Nominating and Corporate Governance Committees. Each of these committees is responsible to the Board and, except to the extent that sole authority over a particular matter has been delegated to such committee, its activities are subject to approval of the Board. The functions performed by these committees are summarized below.

Audit Committee

The Audit Committee is appointed by the Board to assist the Board in fulfilling its financial oversight responsibilities by overseeing the accounting and financial reporting processes of Northstar and audits of our financial statements. The Committee is governed by a charter adopted by the Board that may be amended by the Board. The most current version of the Audit Committee charter is available on our web site at www.northstarneuro.com by first selecting “Investor Relations” and then “Corporate Governance.” The Audit Committee’s primary duties and responsibilities include:

•

Appointing and retaining our independent registered public accounting firm, approving all audit, review, and other services to be provided by our independent registered public accounting firm and determining the compensation to be paid for such services;

•	Overseeing the integrity of our financial reporting process and systems of internal controls regarding accounting and finance;

•	Overseeing the qualifications, independence, and performance of our independent registered public accounting firm;

•	Reviewing and, if appropriate, approving any related party transactions;

•	Providing an avenue of communication among our independent registered public accounting firm, management, and the Board, including a meeting summary as part of regular Board meetings;

•	Reviewing Northstar’s code of conduct applicable to all directors, officers, and employees, and monitoring and approving any modifications or waivers of such code;

•	Providing a means for processing complaints and anonymous submissions by employees of concerns regarding accounting or auditing matters; and

•	Monitoring compliance with legal and regulatory requirements.

The members of the Audit Committee are Ms. Barnes (chairperson), Mr. McNamara and Ms. Winslow. The Board has determined that all members of the Audit Committee meet the independence requirements of both Nasdaq and the SEC and that each of Ms. Barnes and Mr. McNamara qualifies as an “Audit Committee Financial Expert,” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. There were seven Audit Committee meetings in 2006.

Compensation Committee

The Compensation Committee has been delegated authority by the Board to oversee all significant aspects of Northstar’s compensation policies and programs, including:

•	Reviewing and recommending to the Board the compensation and annual performance objectives and goals of our Chief Executive Officer;

•	Reviewing and approving all compensation of our other executive officers; and

•	Reviewing, approving, and administering incentive-based and equity-based compensation plans in which our executive officers participate.

The Compensation Committee is governed by a charter, adopted by the Board, which may be amended by the Board at any time. The most current version of the Compensation Committee charter is available on our web site a www.northstarneuro.com by first selecting “Investor Relations” and then “Corporate Governance.”

The members of the Compensation Committee are Ms. Hutton (Chairperson), Mr. Graf, and Mr. Spencer. There were five Compensation Committee meetings in 2006.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is appointed by the Board to help ensure that the Board is appropriately constituted to meet its fiduciary obligations to Northstar and our shareholders. A complete description of the Nominating and Corporate Governance Committee’s functions is provided in its written charter, which is accessible via our website at www.northstarneuro.com by first selecting “Investor Relations” and then “Corporate Governance.” The Nominating and Corporate Governance Committee’s primary duties and responsibilities include:

•	Establishing director qualifications and the selection criteria for new directors;

•	Identifying individuals qualified to become directors and recommending director nominees to the Board;

•	Overseeing the annual assessment of the Board;

•	Annually reviewing the Board committee membership and structure;

•	Monitoring the independence of directors under Nasdaq listing requirements; and

•	Reviewing and assessing the board’s corporate governance practices.

The Nominating and Corporate Governance Committee considers nominees recommended by directors, officers, employees, shareholders, and others based upon each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. Evaluations of candidates generally involve a review of background materials, internal discussions, interviews with selected candidates, as appropriate. Upon selection of a qualified candidate, the Nominating and Corporate Governance Committee recommends the candidate to the Board. The Nominating and Corporate Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

Nominees for the Board must be committed to enhancing long-term shareholder value and possess a high level of personal and professional ethics, sound business judgment, and integrity. The Nominating and Corporate Governance Committee endeavors to select director candidates who will contribute to Northstar’s overall corporate goals. The Nominating and Corporate Governance Committee may from time to time review the appropriate skills and characteristics required of Board members, including such factors as personal skills, diversity and professional experience, including experience in medical technology, finance, marketing, and financial reporting, and other areas that are expected to contribute to an effective Board. In evaluating potential candidates for the Board, the Nominating and Corporate Governance Committee considers these factors in the light of the specific needs of the Board at that time. Board members are expected to prepare for, attend and participate in meetings of the Board and committees on which they serve, and are strongly encouraged to attend the annual meeting of shareholders.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a shareholder. Shareholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board at an Annual Meeting of shareholders must do so in accordance with the procedures set forth in “Deadline for Receipt of Shareholder Proposals for the 2008 Annual Meeting of Shareholders” section of this proxy statement and in compliance with our bylaws. Each submission must set forth: the name and address of the shareholder on whose behalf the submission is made; the number of our shares that are owned beneficially by such shareholder as of the date of the submission; the full name of the proposed candidate; a description of the proposed candidate’s business experience for at least the previous five years; complete biographical information for the proposed candidate; a description of the proposed candidate’s qualifications as a director; and any other information described in our bylaws. To date, the Nominating and Corporate Governance Committee has not received a director nomination from a shareholder or shareholders holding more than 5% of our voting stock.

The members of the Nominating and Corporate Governance Committee are Mr. Spencer (Chairperson), Dr. Treu, and Ms. Winslow, all of whom are independent directors within the meaning of the Nasdaq rules. The Nominating and Corporate Governance Committee held one meeting in 2006. Following our 2007 Annual Meeting, if elected, Mr. Ellwein will serve as a member of our Nominating and Corporate Governance Committee.

Mr. Ellwein, our non-incumbent Class I director, was recommended to us by a non-management director.

Board and Committee Meetings

During fiscal 2006, the Board held 10 meetings. During fiscal 2006, each director attended at least 75% of all meetings of the Board and Board committees on which he or she served.

We became a public company in May 2006 and have not previously held an annual meeting. Our Board does not have a formal policy concerning director attendance at annual meetings, but encourages directors to attend the meeting.

Executive Sessions

Our independent directors typically meet separately in executive session at each Board meeting, as needed. Management is not present during executive sessions.

Shareholder Communications with The Board of Directors

Shareholders wishing to communicate with the Board should send any communication to Secretary, Northstar Neuroscience, Inc., 2401 Fourth Avenue, Suite 300, Seattle, Washington 98121. Any communication with the Board must state the number of shares beneficially owned by the shareholder making the communication. The Secretary will forward communication to the Board or to any individual director, directors, or Board committee to whom the communication is directed, as appropriate.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee at any time has served as one of our officers or employees. During 2006, Wende Hutton, the Chairperson of the Compensation Committee had a family relationship that requires disclosure as a related-party transaction. See “Certain Relationships and Related Transactions” on page 30 of this proxy statement. None of our executive officers currently serves, or in 2006 served, as a member of the Board or Compensation Committee of any entity that has one or more executive officers who serve on our Board or Compensation Committee.

Code of Conduct

We have adopted a Code of Conduct that applies to all of our officers, directors and employees. The most current version is available on our web site at www.northstarneuro.com by first selecting “Investor Relations” and then “Corporate Governance.” If we make any substantive amendments to the code or grant any waiver from a provision of the code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means required by Nasdaq rules or applicable law.

Executive Officers

Our executive officers and their ages as of December 31, 2006, are as follows:

Name	Age	Positions	Officer Since
Alan J. Levy, Ph.D.	69	President, Chief Executive Officer and Director	1999
John S. Bowers, Jr.	44	Chief Operating Officer	2004
Raymond N. Calvert	40	Vice President, Finance, Chief Financial Officer, and Secretary	2003
Bradford E. Gliner	41	Vice President, Research	2004
Nawzer Mehta, Ph.D.	48	Vice President, Clinical Affairs	2005
Amy J. Peterson	52	Vice President, Regulatory Affairs and Quality Systems	2006

Alan J. Levy’s biographical summary is included under “Proposal No. 1 Election of Directors.”

John S. Bowers, Jr., Chief Operating Officer, joined Northstar in February 2004. He was promoted from Executive Vice President in November 2006. Prior to joining Northstar, Mr. Bowers had 14 years experience at Guidant Corporation and Eli Lilly and Company in a number of marketing, business development and sales management roles, most recently heading the business development and marketing teams for Guidant’s Drug Eluting Stent program (now part of Abbott Laboratories). Mr. Bowers holds a B.A. in Economics-Accounting from Gonzaga University and an M.B.A. from Harvard University.

Raymond N. Calvert, Vice President, Finance, Chief Financial Officer, and Secretary has been with Northstar since 2001, became our Vice President, Finance in February 2003 and has been our Chief Financial Officer since May 2005. Prior to joining Northstar, Mr. Calvert was the Vice President, Finance at Altrec.com, Inc., an online outdoor products retailer; prior to that he had over 10 years experience with Ernst & Young. Mr. Calvert holds a B.A. in Business Administration, Accounting from the University of Washington.

Bradford E. Gliner, Vice President, Research, joined Northstar in 1999 and served as our Director of Research until September 2004 when he was promoted to his current position. Prior to joining Northstar, Mr. Gliner was a founder and held various research positions at Heartstream, Inc. Mr. Gliner holds a B.S. in Electrical Engineering from the University of Illinois and an M.S. in Biomedical Engineering from Johns Hopkins University.

Nawzer Mehta, Ph.D., Vice President, Clinical Affairs, joined Northstar in January 2005. From October 2000 to December 2004, Dr. Mehta served as Director of Clinical Research at Medtronic, Inc., a medical device company. Dr. Mehta holds a B.S. in Human Biology from the University of Surrey and a Ph.D. in Applied Cardiovascular Physiology from the University of London.

Amy J. Peterson, Vice President, Regulatory Affairs and Quality Systems, joined Northstar in November 2006. From December 2005 to November 2006, Ms. Peterson served as the Vice President Regulatory Affairs and Quality Assurance at Lumen BioMedical Inc., a medical device company. From March 2005 to March 2006, Ms. Peterson provided regulatory and quality assurance service on an independent contractor basis to a variety of medical device manufacturers. From September 2004 to February 2005, Ms. Peterson served as the Vice President Regulatory Affairs, Quality Assurance, Clinical at Zimmer Spine, a medical device company. From March 2002 to September 2004, Ms. Peterson served as the Vice President Regulatory Affairs and Quality Assurance at CHF Solutions, Inc., a medical device company. From September 1997 to January 2002, Ms. Peterson served as the Vice President Regulatory Affairs and Quality Assurance at Sulzer IntraTherapeutics, Inc., a medical device company. Ms. Peterson holds a B.A. in Biology from Wittenberg University.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee’s Processes and Procedures for Consideration and Determination of Executive Compensation

Authority and Responsibilities

The Compensation Committee has authority to administer: the Amended and Restated 1999 Stock Option Plan, or 1999 Plan; the 2006 Performance Incentive Plan, or 2006 Plan; and the Executive Management Bonus Plan, and make policy recommendations from time to time with respect to our benefit plans. The Compensation Committee also oversees all of our executive compensation policies and decisions. In particular, the Compensation Committee exercises all power and authority of the Board in the administration and interpretation of our benefit plans, including establishing guidelines, selecting participants in the plans, approving grants and awards, and exercising such other power and authority as is required and permitted under the plans. The Compensation Committee also reviews and approves executive officer compensation (and in the case of our Chief Executive Officer, reviews and recommends his compensation to the Board for its approval), including, as applicable, salary, bonus and incentive compensation levels, equity compensation (including awards to induce employment), severance arrangements, change-in-control agreements, special or supplemental benefits and other forms of executive officer compensation. The Committee periodically reviews regional and industry-wide compensation practices and trends to assess the adequacy and competitiveness of our compensation programs. The Committee’s responsibilities are reflected in its charter, which is reviewed periodically by the Committee, which recommends any proposed changes to the Board. The Committee’s membership is determined annually by the full Board and includes only independent directors. The Committee meets as often as it deems appropriate, but not less frequently than annually.

Delegation

From time to time the Compensation Committee may delegate authority to fulfill various functions of administering our benefit plans to our officers. Specifically, the Committee has delegated authority to Dr. Levy, our President and Chief Executive Officer, and to Mr. Bowers, our Chief Operating Officer, to grant stock options to our non-executive employees as follows:

•

In April 2006, pursuant to its authority under the 2006 Plan, the Compensation Committee delegated to Dr. Levy, in his capacity as our President and Chief Executive Officer, the authority and discretion to grant up to an aggregate of 16,000 fully-vested options to our non-executive employees. Dr. Levy is required to report to the Committee all grants made under this authority. Pursuant to this authority, which terminated on December 31, 2006, Dr. Levy granted 6,000 options for 1,000 shares each to 6 of our employees. All options granted pursuant to this authority have an exercise price equal to the closing price of our common stock on the Nasdaq Global Market on the grant date. The purpose of this authority was to enable us to reward non-executive employees for extraordinary performance

•

In May 2006, pursuant to its authority under the 2006 Plan, the Compensation Committee delegated to Dr. Levy, in his capacity as our President and Chief Executive Officer, the authority and discretion to grant up to an aggregate of 150,000 options to our non-executive employees, provided that no employee will be granted options to acquire more than 25,000 shares of our common stock pursuant to such authority. Dr. Levy was required to report to the Committee all grants made under this authority. Pursuant to this authority, which terminated on December 31, 2006, Dr. Levy granted 87,500 options for 3,000 to 10,000 shares each to 16 of our employees. Each option granted pursuant to this authority vests over four years and has an exercise price equal to the closing price of our common stock on the Nasdaq Global Market on the grant date. The purpose of this authority was to enable the company to grant options to new employees in connection with their respective dates of hire.

•	In December 2006, pursuant to its authority under the 2006 Plan, the Compensation Committee delegated to Dr. Levy, in his capacity as our President and Chief Executive Officer, and to Mr. Bowers

in his capacity as our Chief Operating Officer, the authority and discretion to grant up to an aggregate of 150,000 options to our non-executive employees, provided that no employee will be granted options to acquire more than 25,000 shares of our common stock pursuant to such authority. Dr. Levy and/or Mr. Bowers are required to report to the Committee all grants made under this authority. This authority begins January 1, 2007 and terminates December 31, 2007. Each option granted pursuant to this authority vests over four years and has an exercise price equal to the closing price of our common stock on the Nasdaq Global Market on the grant date. The purpose of this authority was to enable the company to grant options to new employees in connection with their respective dates of hire.

External Advisors

The Compensation Committee has the authority to engage the services of outside advisers to assist the Committee in fulfilling its duties. For 2006 executive compensation, the Compensation Committee used several independent industry surveys to evaluate our overall compensation programs and to determine executive compensation practices. These surveys included the Top Five Medic Benchmark Compensation Survey, the Radford Biotechnology Survey, and the Theelander Pre-IPO Life Sciences Survey. Our executive compensation was compared to that of comparable companies considering overall job scope, industry, stage of development, organizational size and complexity, and geographic location. In addition, prior to our initial public offering, the Committee reviewed our overall executive compensation practices in comparison to a group of new public companies in the medical device sector based on publicly available information.

In the second half of 2006, the Committee engaged Top Five Data Services, Inc., or Top Five, an independent compensation consulting firm, to help the Committee assess the company’s current executive compensation practices, including relative to a peer group of 17 companies. The Committee used this information to help formulate executive compensation practices for the 2007 fiscal year. Top Five was asked to compare our salary, bonus, and equity compensation practices for our management team relative to those of the peer group, and to make recommendations to the Committee generally concerning current public company compensation practices.

Role of Executive Officers in Compensation Process

As part of our executive compensation review, in addition to use of the survey and independent consultants, the Committee also solicits input from our Chief Executive Officer and the Chief Financial Officer regarding base salary, equity grants, and overall compensation practices for our executive officers.

Processes and Procedures for Consideration and Determination of Director Compensation

Prior to becoming a public company in May 2006, our Board reviewed the board and committee compensation practices of several new public companies and considered appropriate non-employee director compensation structures that our directors felt would enable the Board to attract and retain high quality directors. Our Board adopted the director compensation structure described on page 26 of this proxy statement. The charter of our Nominating and Corporate Governance Committee provides that our Nominating and Corporate Governance Committee is responsible for reviewing and making recommendations to our Board concerning Board and committee compensation, which it will do on a periodic basis.

Processes and Procedures for Consideration and Determination of Officer Compensation

The following discussion addresses the material factors involved in our decisions regarding the compensation of our Named Executive Officers (as defined on page 19) during 2006. The specific amounts paid or payable to these executive officers are disclosed in the tables and narrative beginning on page 19 of this proxy statement. The following discussion cross-references those specific tabular and narrative disclosures where appropriate.

Compensation Philosophy and Objectives

Our compensation program is designed to attract, retain, and motivate highly talented individuals who will contribute to our business success. The program reflects the following principles:

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Compensation should be related to performance: Our compensation program endeavors to reinforce our business and financial objectives. Employee compensation will vary based both on our corporate performance and individual performance. When Northstar performs well based on financial and non-financial measures, employees will receive greater incentive compensation. When the business does not meet objectives or is facing financial challenges, incentive awards will be reduced. An employee’s individual compensation also will vary based on the person’s individual performance and overall contribution to Northstar. Individual performance is evaluated using many factors, but includes employees’ individual contribution to achieving and/or supporting corporate objectives, as well as contribution of the business areas for which they are responsible. Employees with sustained high performance will be rewarded more than those in similar positions with lesser performance.

•

Equity incentive compensation has been a greater part of total compensation for more senior positions: In 2006 and in prior years, we felt that the equity portion of an individual’s total compensation should increase as the individual’s business responsibilities increase and as individual and corporate objectives are achieved. This objective historically has also served as a method of increasing compensation without a corresponding increase in our cash compensation expense. Accordingly, performance bonuses for 2006 under the Executive Management Bonus Plan were paid in the form of stock options with one-year vesting terms, rather than cash.

•

Other goals: Our compensation program is designed to balance short and long-term financial objectives. We intend to promote internal pay parity among executives. When we determine compensation levels for new and existing executive officers, we review compensation survey data from independent sources to ensure that our total compensation program is competitive. We target overall compensation levels competitive within our industry comparison group. For 2007, we have targeted total executive compensation to be at the 50th percentile in comparison to our industry peer group.

Components of Executive Compensation

In 2006, total compensation for executives was comprised of base salaries, annual equity incentive awards, long-term equity awards, special one-time bonuses for certain executive officers related to our initial public offering in May 2006, and other benefits and perquisites. The various components of executive compensation reflect the following policies:

Base Salary

Why this component is paid to executives and how it furthers the program’s objectives

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Base salary is provided to all salaried employees, including our Named Executive Officers, to provide employees with a degree of financial certainty. Competitive base salaries further the compensation program’s objectives by enabling us to attract and retain talented employees by providing a fixed portion of compensation that employees can rely on. Our general target is to pay a base salary to our Named Executive Officers at the 50th percentile in relation to our industry comparison group, although certain factors, including degree of experience, technical background, and importance of an individual’s role to the organization and our key objectives, may cause an individual’s compensation to be above or below that target.

How the amount of base salary is determined

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The annual salary for each executive officer was reviewed and, in certain cases, increased to levels consistent with a range of annual salaries generally paid to comparable executives. Periodic adjustments to each executive officer’s base salary are determined by an assessment of his or her sustained performance against his or her individual job responsibilities, including the impact of such performance on our business and financial results, and based on annual salary amounts paid by comparable companies.

•

For 2006, as a privately held Company, we determined our executive compensation through the use of independent salary surveys. Our executive compensation was compared to that of other companies represented in these studies, including consideration of overall job scope, industry, stage of development, private vs. public company status, organizational size and complexity, and geographic location.

•

Upon becoming a public company, our Compensation Committee engaged an independent consultant, Top Five, to develop a list of public company comparables, or peer group, and to analyze all elements of our executive compensation in relation to these peers. Top Five then recommended an overall compensation program for us that included consideration of base salary, cash bonuses, ongoing grants, and other elements of compensation, and the Compensation Committee considered this information in developing our executive compensation plan for 2007. In developing the peer group, Top Five and our Compensation Committee considered various factors, including the stage of development, the size and complexity of the organization, geographic location, the timing when they became public companies, and the industry and markets in which the companies operated. Generally, the Compensation Committee selected a group of companies that were small cap medical device companies, had become public within the last five years, had total employees in the low hundreds or less, had geographic diversity to avoid concentration of high cost of living cities, and had a relatively small amount of, or no, revenues. The specific companies identified and used for our peer group included: AngioDynamics, AtriCure, BioMimetic Therapeutics, Conceptus, Conor Medsystems, CryoCor, Cyberkinetics, Cynosure, DexCom, HemoSense, Micrus Endovascular, Natus Medical, NEUROMetrix, NuVasive, NxStage Medical, Restore Medical, and Stereotaxis.

•

With respect to base salary for our executive management team, after completing this review, the Compensation Committee increased the annual base salaries of certain executives in the fourth quarter of 2006, as follows: Mr. Bowers, as a result of the review, his overall performance, and his promotion to Chief Operating Officer, from $249,600 to $260,000; and Mr. Calvert, as a result of the review and his overall performance, from $192,400 to $210,000. As a result of these changes, Mr. Bowers and Mr. Calvert did not receive additional base salary increases during the standard year-end review period in early 2007.

Relation of base salary to other components of compensation

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For 2006, the base salary earned during the year by our executive officers served as the reference point for determining the maximum annual performance bonus, to be paid in the form of an option grant in 2007, for which the executive was eligible. For example, in 2006 under our Executive Management Bonus Plan, and as discussed under the caption “Annual Incentive Awards” on page 13 of this proxy statement, the size of an executive’s bonus was directly proportionate to a predetermined percentage of the executive’s annual salary. Dr. Levy’s option bonus calculation was based on 30% of his actual annual salary earned, Mr. Bower’s bonus option calculation was based on 25% of his actual annual salary earned, and the remaining executives’ bonus option calculations were based on 20% of their respective actual annual earned salaries.

Annual Incentive Awards

In 2006 we granted annual performance bonuses to our Named Executive Officers in the form of fully vested stock options. The option grants were fully vested because they were a bonus and were considered “earned” when granted. Because we conducted annual performance reviews for 2005 performance in the first quarter of 2006, the bonus stock options granted in May 2006 were based on 2005 performance.

In April 2006, in connection with our initial public offering, our Board adopted the Executive Management Bonus Plan, which provided for annual performance bonuses in the form of stock options for 2006 corporate and individual performance. During 2006, the Executive Management Bonus Plan was available to all of our executive officers and other employees designated by the Compensation Committee. Participants in the Executive Management Bonus Plan were required to be actively employed by us as of the end of our fiscal year to be eligible for a bonus award. Because we conducted the 2006 annual performance reviews after December 31, 2006 and subsequently granted the bonus stock options in February 2007, the SEC rules and regulations that determine the components of the Summary Compensation Table require that the value of these stock option grants be reflected starting next year in our 2007 Summary Compensation Table. However, we have disclosed the number of stock options granted to each of our Named Executive Officers under the Executive Management Bonus Plan in the narrative section following the Summary Compensation Table on page 19 of this proxy statement.

For 2007, based upon the recommendation of Top Five, the Compensation Committee elected to switch from an annual bonus paid in the form of stock options to an annual bonus paid in cash. Therefore, in 2008, we will pay a cash bonus to our executive officers for 2007 performance. This annual bonus will be based on overall corporate and individual performance, including consideration of pre-determined corporate, departmental, and individual performance goals. The maximum bonus payable to our Named Executive Officers under this plan, assuming 100% achievement of corporate goals and assessment of individual performance at 100%, will be as follows: Dr. Levy, $75,000; Mr. Bowers, $50,000; Mr. Calvert, $40,000; Mr. Gliner $30,000; and Dr. Mehta, $30,000.

Why this component is paid to executives and how it furthers the program’s objectives

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As a privately held, development stage company in 2006 and in prior years, one of our compensation philosophies was to reduce cash compensation expense and grant equity bonuses linked to, and contingent on, company and individual performance. Starting in 2007, annual bonuses will be paid in cash and will continue to be linked to, and contingent on, company and individual performance. We believe that a significant amount of compensation for executive officers should be contingent on company and individual performance.

How the amount is determined

•	Stock option bonuses granted in May 2006, with respect to 2005 performance, were determined as follows:

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First, the Compensation Committee determined the total number of options that could be issued under the Plan if 100% of the corporate objectives were achieved. Such number was equal to 1.0% of the average fully-diluted shares outstanding, considering both common and preferred shares, and including outstanding options and warrants for such shares, for the year ending December 31, 2005, or 28,368,593 fully-diluted shares. The average fully-diluted shares was determined by a simple average of the fully diluted share count at the end of each calendar quarter. This calculation resulted in a maximum available bonus option pool of 283,686 shares.

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Second, the Compensation Committee determined the percentage of corporate performance goals that were satisfied during 2005 and multiplied such percentage by the maximum bonus pool of 283,686 shares. In 2005 the corporate performance goals were based on clinical trial milestones, including enrollment; investigational device exemption filings and related FDA approvals; product development milestones; clinical trial data analyses and results; and other significant corporate milestones, and weighted on a predetermined basis by the Committee. Goal achievement against these milestones was assessed as 65%, yielding an allocable bonus pool of 184,396 shares.

•	Third, the Compensation Committee determined the maximum portion of the aggregate stock option bonus pool that an individual participant was eligible to receive. That number was determined by multiplying an individual participant’s actual cash salary received during the year by 30%, in the case of the chief executive officer, 20% in the case of other eligible executive officers, and 10% for all other eligible participants, and dividing such figure by the aggregate of such amounts for all eligible participants. For that year, eligible participants included all employees who were employed at the time that bonus grant was awarded and who had worked a minimum of two months during the bonus plan year.

•

Fourth, the Compensation Committee determined the participant’s actual stock option bonus, if any, by assigning a percentage based on each participant’s individual performance and multiplying that percentage by the participant’s maximum eligible portion of the aggregate stock option bonus pool. The bonus options granted to our Named Executive Officers are set forth in the 2006 Grants of Plan-Based Awards table on page 20 of this proxy statement.

Stock option bonuses granted in February 2007 for 2006 performance, but not included in the Summary Compensation Table for the reason described above, were determined under the Executive Management Bonus Plan based on the same procedures and analysis described above relative to the bonus grants made in February 2006, except that the total number of options that could be issued under the Executive Management Bonus Plan was 107,844. For 2006, the corporate performance goals were based on: clinical trial milestones, including enrollment; product development milestones; investigational device exemption filings and related FDA approvals; patent issuances; and a financing event, as weighted on a predetermined basis by the Compensation Committee.

Long-Term Awards

Long-term awards are those awards that are designed to provide incentives to our executives over a period of time in excess of one year. We awarded long-term compensation in 2006 to our Named Executive Officers under our 1999 Plan and our 2006 Plan in the form of stock option awards. Stock options granted to our executive officers vest as follows: 25% of the shares on the first anniversary of their respective grant dates, with the balance vesting ratably over the subsequent 36-month period. Stock options may be exercised only during the period commencing on the date of grant and until the close of business on the tenth anniversary of the date of grant unless terminated earlier.

For 2006, long-term award stock option grants were made to our executives by the Compensation Committee and/or the Board, as appropriate, based on several factors, including consideration of the overall performance and contribution of the executives, the vesting status of previous grants, and other considerations.

Based upon the recommendation of Top Five, for 2007 the Compensation Committee has initiated an ongoing grant program. Under this program, our executives will be eligible for annual stock option grants. Such grants will be based on the individual’s overall performance for the prior year, as assessed by the CEO and the Compensation Committee for executive management other than the CEO, and by the Board of Directors for the CEO. Such assessment will include consideration of achievement of predetermined, overall corporate goals and objectives, achievement of predetermined departmental goals and objectives over which the respective members of management have control and influence, achievement of predetermined individual goals and objectives, as well as other general assessments of performance. The exact terms and conditions of the individual grants are at the discretion of the Compensation Committee and the Board. For 2007, the Compensation Committee and the Board granted ongoing grants with options vesting terms as follows: vesting of 25% of the shares on the first anniversary of their respective grant dates, with the balance vesting ratably over the subsequent 36-month period. The amounts granted to our Named Executive officers were based on analysis by Top Five of the value of ongoing grants made by our peer companies to their respective executive management, and were as follows: Dr. Levy, 60,000; Mr. Bowers, 40,000; Mr. Calvert, 30,000; Mr. Gliner, 15,000; and Dr. Mehta, 15,000.

Why this component is paid to executives and how it furthers the program’s objectives

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These stock options can produce value to our executive officers if the price of our stock appreciates above the exercise price of the options, thereby linking the long-term interests of executive officers with those of our shareholders. The ongoing grant program also makes our overall compensation program more competitive, helping support retention of our executives. Furthermore, the one-year cliff feature in which the first 25% of these grants does not vest until the one-year anniversary of the grant, and the continuing vesting thereafter, helps support retention of our executive officers.

How the amount to be paid is determined

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Historically, as a private company, we periodically reviewed the percentage of options held by our executives that were vested and, if an executive was at least 80% vested in his or her options and was considered by the Compensation Committee to be a valuable contributor to the Company, we made new long-term grants to our executives meeting such criteria. The size of the grants historically were based on past option grants to the employee, as well as current option grants at the time of the evaluation, and were intended to be substantial enough such that the grant would serve as an incentive for retention of the employee’s service going forward. For 2007 our Compensation Committee, with the assistance of Top Five, developed a range for ongoing grants for each of our Named Executive Officers based on an analysis of the value of ongoing grants made by our peer group.

Relation of long-term awards to other components of compensation

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Long-term awards are meant to supplement cash compensation. Our long-term awards ensure that our executives will have an equity stake in Northstar, just like our shareholders, over longer periods of time.

Special One-Time Bonuses

Why this component is paid to executives and how it furthers the program’s objectives

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We started the process of becoming a public company in 2005 and completed our initial public offering in May 2006. Our senior management team, led by Dr. Levy, our President and Chief Executive Officer, Mr. Bowers, our Chief Operating Officer, and Mr. Calvert, our Chief Financial Officer, played a significant role in the preparation for and successful execution of our public offering and the process of becoming a public company. In recognition of their tremendous personal efforts and to help ensure retention of their services throughout the initial public offering process and beyond, the Compensation Committee granted extraordinary stock option bonuses in 2006 to Dr. Levy and Messrs. Bowers and Calvert for 20,000, 40,000 and 32,000 shares, respectively. All of these options vest with respect to 25% of the shares on the first anniversary of their respective grant dates, with the balance vesting ratably over the subsequent 36-month period. In addition, after completion of the IPO, Messrs. Bowers and Calvert each received an extraordinary cash bonus of $20,000 in recognition of their efforts related to our initial public offering.

How the bonus amounts were determined

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The cash bonuses paid to Messrs. Bowers and Calvert were determined by the Compensation Committee, including consideration of what would constitute a “meaningful” bonus to each of these executives based on their base salaries at the time the bonus was awarded. The Committee believed the bonuses were appropriate given that Messrs. Bowers and Calvert contributed meaningfully to the success of our initial public offering. The equity bonuses were determined by the Compensation Committee based on the Committee’s evaluation of each individual’s contribution, the vesting status of existing, outstanding historical option grants, and evaluation of option holdings relative to other executives of the Company.

Relation of bonuses to other components of compensation

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The Compensation Committee has the authority to grant, or recommend to the Board in the case of our Chief Executive Officer, discretionary bonuses to our Named Executive Officers (and other employees) that are not granted as part of a written incentive plan. In 2006, based on our successful initial public offering and the tremendous efforts and sacrifices of our senior management team in achieving that goal, the Committee exercised that authority. As a percentage of total compensation in 2006, the aggregate of these special bonuses were 5.6% and 7.1% of the total compensation of Mr. Bowers and Mr. Calvert, respectively. Absent extraordinary circumstances, the Compensation Committee does not anticipate granting non-plan special bonuses to our Named Executive Officers on an annual basis.

Other Benefits and Perquisites

Our executive officers participate in benefit plans that are available to all employees of the Company generally, including health and welfare benefit plans. These benefits are seen as a standard part of basic employee benefits within the industry. Other perquisites provided to our executive officers are, in aggregate, less than $10,000 per executive.

Timing of Awards

In making stock option grants under our 1999 Plan and 2006 Plan, our Compensation Committee has not timed the award of any stock option to coincide with the release of favorable or unfavorable information about us. The Compensation Committee has no intention of timing the award of stock options or other equity-based compensation to coincide with the release of favorable or unfavorable information about us in the future. In January 2007, the Compensation Committee adopted stock option grant guidelines to facilitate the determination of option grant dates.

Termination and Change in Control Terms

We have entered into employment agreements with each of our Named Executive Officers that set forth such officers’ initial base salary and additional benefits in connection with certain employment termination events or upon a change in control of the Company. Each officer is an “at will” employee of ours and may terminate employment with us at any time. Similarly, we can terminate any such officer’s employment at any time, with or without cause. In the event that, prior to a change in control, we terminate such officer’s employment other than for cause or if such officer resigns for good reason, he is entitled to receive 12 months of base salary in the case of Dr. Levy, nine months of base salary in the case of Mr. Bowers and six months of base salary in the case of Messrs. Mehta, Gliner and Calvert, and each will also be entitled to 12 months of medical benefits coverage and 12 months of accelerated vesting of all options, provided he executes a waiver and general release. In addition, in the event that, within 12 months following a change in control, we terminate such officer’s employment other than for cause or if such officer resigns for good reason, he will be entitled to receive the severance described above, 12 months of medical benefits coverage and full acceleration of vesting for all options held, subject to the execution of a waiver and general release. We believe these types of benefits, including the level of severance and amount of accelerated vesting, are consistent with compensation packages offered to senior executives within our industry and are an important recruitment and retention incentive.

In the event of a change in control of Northstar, and unless our Compensation Committee exercises its discretion to modify such result, options granted and outstanding under our 1999 Plan and held by current employees, directors and consultants will immediately vest in full and become exercisable prior to such change in control and those options that remain unexercised shall terminate on the consummation of the change in control. As of February 28, 2007, there remain 185,663 outstanding unvested options to our Named Executive Officers under the 1999 plan, which represents 10.5% of our total outstanding options and less than 1% of our fully diluted shares. At the time when the 1999 Plan was adopted, we were a privately held company and believed that the accelerated vesting described above was both standard within our industry and necessary to attract and retain the type of management talent that was critical to our development as a privately-held company.

Our 1999 Plan terminated upon the effective date of our 2006 Plan, although options previously granted under that plan remain outstanding and subject to the terms of such plan and related stock option agreements until they are exercised or until they terminate or expire by their terms. Under the terms of our 2006 Plan, there is no acceleration of option vesting in the event of a change in control of our company unless our Compensation Committee exercises its discretion to provide for accelerated vesting.

Impact of Accounting and Tax Treatment

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility for federal income tax purposes of certain compensation paid in any year by a publicly held corporation to its chief executive officer and its four other highest compensated officers to $1 million per executive. The $1 million cap does not apply to “performance-based” compensation as defined under Section 162(m) or to compensation paid pursuant to certain plans that existed prior to a corporation becoming publicly held. It is intended that awards made under our 1999 Plan and 2006 Plan are not currently subject to the $1 million cap due to the fact that we first became a public company in May 2006. Once the private-to-public transition rule is not available, we intend that awards made under our 2006 Plan will qualify as “performance-based” compensation for purposes of Section 162(m). We believe we can continue to preserve related federal income tax deductions, although individual exceptions may occur.

Accounting for Share-Based Compensation

On January 1, 2006, we adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123(R) “Share-Based Payment,” or SFAS 123(R), to account for all stock grants under all of our plans. Prior to adoption of SFAS 123(R), we accounted for share-based compensation pursuant to Accounting Principles Board Opinion No. 25, or APB 25, “Accounting for Stock Issued to Employees.” Due to our prior accounting practices and transition provisions of SFAS 123(R), options granted prior to adopting of SFAS 123(R) retain their prior accounting treatment and previously deferred share-based compensation continues to be recognized on pre-adoption grants.

Role of Executive Officers in Setting Compensation

In 2006, and as part of the process of preparing to become a public company, our Chief Executive Officer made recommendations to the Compensation Committee concerning the terms of the employment agreements applicable to our Named Executive Officers and the appropriate extraordinary stock option and cash bonuses paid to Messrs. Bowers and Calvert. In addition, our Chief Executive Officer and our Chief Financial Officer were involved in reviewing and assimilating the information from our independent compensation consultant.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to or earned by (i) our President and Chief Executive Officer, (ii) our Chief Financial Officer, and (iii) our three other most highly compensated executive officers in 2006 and (iv) a former executive officer who, if at the end of the preceding fiscal year had remained an executive officer, would have been included as one of the three other most highly compensated executive officers (collectively, the “Named Executive Officers”), during 2006.

2006 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (1)	All Other Compensation ($)	Total ($)
Alan J. Levy, Ph.D. President, Chief Executive Officer and Director	2006	$330,840	$—	$68,417	$—	$399,257

John S. Bowers Jr., Chief Operating Officer	2006	248,227	20,000	90,054	—	358,281

Raymond N. Calvert, Vice President, Finance and Chief Financial Officer	2006	192,401	20,000	69,698	—	282,099

Bradford E. Gliner, Vice President, Research	2006	178,449	—	40,901	—	219,350

Nawzer Mehta, Ph.D. Vice President, Clinical Affairs	2006	229,197	—	51,850	—	281,047

Lori J. Glastetter (2)	2006	128,055	—	61,265	102,602	291,922

(1)	The amounts in this column represent the expense recognized in 2006 in accordance with SFAS 123(R). See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for a discussion of all assumptions made by us in determining the SFAS 123(R) values of our equity awards.
(2)	Ms. Glastetter’s other compensation is comprised of a $39,228 severance paid after her resignation of employment on June 30, 2006 and consulting fees paid to her subsequent to that date.

Supplemental 2006 Summary Compensation Table Narrative

In April 2006, in connection with our initial public offering, our Board adopted the Executive Management Bonus Plan, which provides for annual performance bonuses in the form of stock options for 2006 corporate and individual performance. Because we conducted annual performance reviews in February 2007 and subsequently granted the bonus stock options in February 2007, the SEC rules and regulations that determine the components of the Summary Compensation Table require that the SFAS 123(R) value of these stock option grants be reflected next year in our 2007 Summary Compensation Table, and not in the table above. In February 2007 we granted bonuses with respect to 2006 performance in the form of one year cliff vesting stock options to our Named Executive Officers as follows: Dr. Levy, 21,480 shares; Mr. Bowers, 13,430 shares; Mr. Calvert, 8,328 shares; Mr. Gliner, 7,724 shares; and Dr. Mehta, 9,920 shares.

2006 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Equity Plan (2)	Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards (1)
Alan J. Levy, Ph.D.	6/15/06	2006	11,850	$11.01	$60,280
	9/05/06	2006	20,000	11.53	123,960
John S. Bowers Jr.	2/16/06	1999	40,000	9.69	207,468
	5/31/06	2006	8,246	13.66	51,976
	11/27/06	2006	10,000	11.95	55,462
Raymond N. Calvert	2/16/06	1999	32,000	9.69	165,974
	5/31/06	2006	6,359	13.66	40,082
Bradford E. Gliner	5/31/06	2006	6,489	13.66	40,901
Nawzer Mehta, Ph.D.	5/31/06	2006	8,226	13.66	51,850
Lori J. Glastetter	5/31/06	2006	8,296	13.66	52,291

(1)	The amounts in this column represent the fair value of the options granted in 2006 in accordance with SFAS 123(R). See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for a discussion of all assumptions made by us in determining the SFAS 123(R) values of our equity awards.
(2)	Under the Equity Plan column, 1999 refers to our 1999 Stock Option Plan and 2006 refers to our 2006 Performance Incentive Plan.

Supplemental 2006 Grants of Plan-Based Awards Table Narrative

Plan Designations

The grants made to Messrs. Bowers and Calvert in February 2006 were made under our 1999 Plan. All other grants were made under our 2006 Plan.

Vesting Provisions

The grants made in May and June 2006 were fully-vested as of the grant date. All other option grants reflected in the table vest with respect to 25% of the shares on the first anniversary of the grant date, with the balance vesting ratably over the subsequent 36-month period.

Amended and Restated 1999 Stock Option Plan

We adopted our 1999 Plan in July 1999, and the plan terminated upon the effective date of our 2006 Plan. However, outstanding options granted under our 1999 Plan remain outstanding and subject to the terms of such plan and related stock option agreements until they are exercised or until they terminate or expire by their terms. As of December 31, 2006, a total of 1,247,222 options were outstanding under the 1999 Plan.

2006 Performance Incentive Plan

Our 2006 Plan became effective in May 2006 in connection with the completion of our initial public offering.

As of December 31, 2006, a total of 527,095 options were outstanding under the 2006 Plan. A total of 3,000,000 shares of our common stock are initially authorized and reserved for issuance under the 2006 Plan, plus up to an additional 2,061,974 shares that were subject to outstanding options under our 1999 Plan as of the date of the plan’s termination, and for which such options expire or otherwise terminate without having been exercised in full. This initial authorization increased automatically on January 1, 2007, and will increase automatically on each subsequent anniversary through January 1, 2015 by an amount equal to the lesser of 2% of the number of shares of common stock issued and outstanding on December 31 of the prior year, or 1,000,000 shares. Our Board can act prior to January 1 each year to increase the share reserve by a lesser amount determined by our Compensation Committee. As of December 31, 2006, 2,477,134 shares remain available for future grant under the 2006 Plan.

During 2006, we issued options for shares of our common stock under the 2006 Plan to all of our Named Executive Officers as indicated in the table above. The options granted to Dr. Levy in June 2006, and to Messrs. Bowers, Calvert and Gliner, and Dr. Mehta, in May 2006, were bonus options granted on the basis of their 2005 performance. The options granted to Dr. Levy in September 2006 related to the successful completion of the IPO, and the option granted to Mr. Bowers in November 2006 was in recognition of his promotion to Chief Operating Officer.

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Number of Securities Underlying Unexercised Options (# Exercisable)		Number of Securities Underlying Unexercised Options (# Unexercisable)		Option Exercise Price ($)	Option Expiration Date
Alan J. Levy, Ph.D.
	7,313	(1)	—		$0.60	4/8/2011
	15,813	(2)	—		0.90	2/27/2012
	165,733	(1)	—		1.20	10/15/2012
	25,973	(2)	—		0.90	1/25/2014
	13,558	(2)	—		1.35	5/3/2015
	11,850	(2)	—		11.01	6/14/2016
	—		20,000	(1)	11.53	9/4/2016

John S. Bowers Jr.
	159,999	(1)	—		0.90	2/28/2014
	6,349	(2)	—		1.35	5/3/2015
	40,000	(1)	—		9.69	2/15/2016
	8,246	(2)	—		13.66	5/30/2016
	—		10,000	(1)	11.95	11/26/2016

Raymond N. Calvert
	26,666	(1)	—		0.60	2/7/2011
	9,399	(2)	—		0.90	2/27/2012
	7,200	(1)	—		1.20	10/15/2012
	26,666	(1)	—		0.90	8/1/2013
	8,266	(1)	—		0.90	1/25/2014
	26,666	(1)	—		0.90	3/3/2014
	15,301	(2)	—		1.35	5/3/2015
	32,000	(1)	—		9.69	2/15/2016
	6,359	(2)	—		13.66	5/30/2016

Bradford E. Gliner
	30,001	(1)	—		0.15	7/21/2009
	2,086	(2)	—		0.60	4/8/2011
	3,346	(2)	—		0.90	2/27/2012
	17,600	(1)	—		1.20	10/15/2012
	8,550	(1)	—		0.90	9/1/2013
	5,926	(2)	—		0.90	1/25/2014
	10,000	(1)	—		1.20	8/31/2014
	5,381	(2)	—		1.35	5/3/2015
	26,666	(1)	—		1.50	7/14/2015
	6,489	(2)	—		13.66	5/30/2016

Nawzer Mehta, Ph.D.
	119,999	(2)	—		1.20	1/17/2015
	8,226	(1)	—		13.66	5/30/2016

Lori J. Glastetter
	4,167	(1)	—		0.90	9/1/2013
	8,296	(2)	—		13.66	5/30/2016

(1)	Grant vests 25% on the first anniversary date and 1/48 per month thereafter.
(2)	Grant 100% vested upon issuance.

2006 OPTION EXERCISES AND STOCK VESTED

None of our Named Executive Officers exercised options during 2006.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Agreement with Alan J. Levy, Ph. D.

Dr. Levy’s employment agreement, dated effective as of May 10, 2006, provides that, in the event that Dr. Levy’s employment is terminated without Cause or terminated by Dr. Levy for Good Reason (each as defined in the employment agreement) prior to a change in control, Dr. Levy will be entitled to receive: (a) his full base salary through the date of termination and all other unpaid amounts as of such date, including any bonus then earned and payable; (b) his base salary for a period of 12 months from the date of termination, payable in accordance with our regular payroll cycle; (c) 12 months of accelerated vesting on all of his stock options; and (d) reimbursement at a predetermined rate for continued health insurance coverage for 12 months following termination. Dr. Levy may also be entitled to a payment equal to 20% of the cash severance payment if certain deferred compensation tax penalties are imposed by the Internal Revenue Service. Receipt of these benefits is contingent on signing a full general release of all claims.

In the event that Dr. Levy’s employment is terminated without Cause or terminated by Dr. Levy for Good Reason (each as defined in the employment agreement) within 12 months following a change in control, Dr. Levy will be entitled to receive: (a) his full base salary through the date of termination and all other unpaid amounts as of such date, including any bonus then earned and payable; (b) his base salary for a period of 12 months from the date of termination, payable in accordance with our regular payroll cycle; (c) full acceleration of vesting on all of his stock options; and (d) reimbursement at a predetermined rate for continued health insurance coverage for 12 months following termination. Dr. Levy may also be entitled to a payment equal to 20% of the cash severance payment if certain deferred compensation tax penalties are imposed by the Internal Revenue Service. Receipt of these benefits is contingent on signing a full general release of all claims.

The agreement, including the continued receipt of any severance payments, requires Dr. Levy to abide by restrictive covenants relating to non-solicitation, non-hire and non-competition for one year following termination of employment.

Employment Agreement with John S. Bowers, Jr.

Mr. Bowers’ employment agreement, dated effective as of May 10, 2006, provides that, in the event that Mr. Bowers’ employment is terminated without Cause or terminated by Mr. Bowers for Good Reason (each as defined in the employment agreement) prior to a change in control, Mr. Bowers will be entitled to receive: (a) his full base salary through the date of termination and all other unpaid amounts as of such date, including any bonus then earned and payable; (b) his base salary for a period of nine months from the date of termination, payable in accordance with our regular payroll cycle; (c) 12 months of accelerated vesting on all of his stock options; and (d) reimbursement at a predetermined rate for continued health insurance coverage for 12 months following termination. Mr. Bowers may also be entitled to a payment equal to 20% of the cash severance payment if certain deferred compensation tax penalties are imposed by the Internal Revenue Service. Receipt of these benefits is contingent on signing a full general release of all claims.

In the event that Mr. Bowers’ employment is terminated without Cause or terminated by Mr. Bowers for Good Reason (each as defined in the employment agreement) within 12 months following a change in control, Mr. Bowers will be entitled to receive: (a) his full base salary through the date of termination and all other unpaid amounts as of such date, including any bonus then earned and payable; (b) his base salary for a period of nine months from the date of termination, payable in accordance with our regular payroll cycle; (c) full acceleration of vesting on all of his stock options; and (d) reimbursement at a predetermined rate for continued health insurance coverage for 12 months following termination. Mr. Bowers may also be entitled to a payment equal to 20% of the cash severance payment if certain deferred compensation tax penalties are imposed by the Internal Revenue Service. Receipt of these benefits is contingent on signing a full general release of all claims.

The agreement, including the continued receipt of any severance payments, requires Mr. Bowers to abide by restrictive covenants relating to non-solicitation, non-hire and non-competition for one year following termination of employment.

Employment Agreements with Raymond N. Calvert, Bradford E. Gliner, and Nawzer Mehta, Ph.D.

The employment agreement with each of Mr. Calvert, Mr. Gliner and Dr. Mehta, dated effective as of May 10, 2006, each provide that, in the event his employment is terminated without Cause or terminated by him for Good Reason (each as defined in the employment agreement) prior to a change in control, he will be entitled to receive: (a) his full base salary through the date of termination and all other unpaid amounts as of such date, including any bonus then earned and payable; (b) his base salary for a period of six months from the date of termination, payable in accordance with our regular payroll cycle; (c) 12 months of accelerated vesting on all of his stock options; and (d) reimbursement at a predetermined rate for continued health insurance coverage for 12 months following termination. Each of Messrs. Calvert and Gliner and Dr. Mehta may also be entitled to a payment equal to 20% of the cash severance payment if certain deferred compensation tax penalties are imposed by the Internal Revenue Service. Receipt of these benefits is contingent on signing a full general release of all claims.

In the event that his employment is terminated without Cause or terminated for Good Reason (each as defined in the employment agreement) within 12 months following a change in control, he will be entitled to receive: (a) his full base salary through the date of termination and all other unpaid amounts as of such date, including any bonus then earned and payable; (b) his base salary for a period of six months from the date of termination, payable in accordance with our regular payroll cycle; (c) full acceleration of vesting on all of his stock options; and (d) reimbursement at a predetermined rate for continued health insurance coverage for 12 months following termination. He may also be entitled to a payment equal to 20% of the cash severance payment if certain deferred compensation tax penalties are imposed by the Internal Revenue Service. Receipt of these benefits is contingent on signing a full general release of all claims.

Each employment agreement, including the continued receipt of any severance payments, requires him to abide by restrictive covenants relating to non-solicitation, non-hire and non-competition for one year following termination of employment.

Change in Control Provisions

Under the terms of our 1999 Plan, and unless our Compensation Committee exercises its discretion to modify such result, upon a change in control the vesting of each option outstanding under such plan would accelerate in full.

The following table quantifies potential payments that could be made to the Named Executive Officers under various employment termination scenarios under the terms of the agreements summarized above, and the terms of our 1999 Plan upon a change in control. The amounts set forth in the table are based on the following assumptions: that the named executive officer was terminated, or that a change in control of the company closed, on December 31, 2006; that the closing price of our common stock on December 31, 2006 was $14.38; and that any options accelerated in connection with termination or a change in control were immediately sold.

2006 TERMINATION OR CHANGE IN CONTROL POTENTIAL PAYMENTS

	Resignation for Good Reason		Without Cause by Company
	Prior to Change in Control	After a Change in Control	Prior to Change in Control	After a Change in Control
Cash Severance
Alan J. Levy, Ph.D.	$334,052	$334,052	$334,052	$334,052
John S. Bowers, Jr.	195,000	195,000	195,000	195,000
Raymond N. Calvert	105,000	105,000	105,000	105,000
Bradford E. Gliner	90,091	90,091	90,091	90,091
Nawzer Mehta, Ph.D.	115,834	115,834	115,834	115,834

Medical Insurance Reimbursement
Alan J. Levy, Ph.D.	$10,823	$10,823	$10,823	$10,823
John S. Bowers, Jr.	15,210	15,210	15,210	15,210
Raymond N. Calvert	15,210	15,210	15,210	15,210
Bradford E. Gliner	15,210	15,210	15,210	15,210
Nawzer Mehta, Ph.D.	15,210	15,210	15,210	15,210

Stock Option Acceleration
Alan J. Levy, Ph.D.	$17,813	$57,000	$17,813	$57,000
John S. Bowers, Jr.	631,762	840,971	631,762	840,971
Raymond N. Calvert	198,711	348,631	198,711	348,631
Bradford E. Gliner	140,417	301,090	140,417	301,090
Nawzer Mehta, Ph.D.	395,387	823,750	395,387	823,750

Total
Alan J. Levy Ph.D.	$362,688	$401,875	$362,688	$401,875
John S. Bowers, Jr.	841,972	1,051,181	841,972	1,051,181
Raymond N. Calvert	318,921	468,841	318,921	468,841
Bradford E. Gliner	245,718	406,391	245,718	406,391
Nawzer Mehta, Ph.D.	526,431	954,794	526,431	954,794

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis on pages 10 through 25 of this Proxy Statement with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Northstar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Compensation Committee

Wende S. Hutton, Chairperson

Albert J. Graf

Dale A. Spencer

2006 DIRECTOR COMPENSATION

General Description of Director Compensation

Each of our non-employee directors receives an annual retainer of $10,000. In addition, each non-employee director receives $1,500 per meeting of the Board attended in person and $500 per meeting attended telephonically, and each committee member receives $500 per meeting attended of their respective committees. Each non-employee director who serves on the Audit Committee, other than the chairperson of the Audit Committee, receives an additional annual retainer of $1,000. The chairperson of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee also receives additional annual retainers of $7,500, $3,000 and $3,000, respectively.

Each new non-employee director on our Board will be granted an option to purchase 25,000 shares of our common stock, vesting in 36 equal monthly installments. Each continuing non-employee director will receive an annual option grant to purchase 10,000 shares of our common stock, vesting in 36 equal monthly installments. Each such option will have an exercise price equal to the closing stock price of our common stock on the date of grant and will have a ten-year term. In the event of a change in control, each outstanding non-employee director option will become immediately vested and exercisable in full. The non-employee members of our Board are reimbursed for travel, lodging and other reasonable expenses incurred in attending board and committee meetings.

The following table summarizes director compensation during the year ended December 31, 2006:

Name (1)	Fees Earned or Paid in Cash (2)	Option Awards (3)(4)	Total
Susan K. Barnes	$24,500	$35,610	$60,110
Albert J. Graf	16,500	41,158	57,658
Wende S. Hutton	20,000	41,158	61,158
Robert E. McNamara	18,000	41,158	59,158
Dale A. Spencer	21,000	41,158	62,158
Jesse I. Treu	16,000	41,158	47,158
Carol D. Winslow	19,000	41,158	60,158
Seth A. Rudnick (5)	—	—	—

(1)	Alan J. Levy, Northstar’s president and chief executive officer, is not included in this table as he is an employee and thus receives no compensation for his service as a director. The compensation received by Dr. Levy as an employee is shown in the Summary Compensation Table on page 19.
(2)	Includes annual retainer payments made to directors and amounts earned for board and committee meeting attendance.
(3)	The amounts in this column represent the expense recognized in 2006 in accordance with SFAS 123(R). See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for a discussion of all assumptions made by us in determining the SFAS 123(R) values of our equity awards.
(4)	The following table summarizes director options as of and for the year ended December 31, 2006:

Name	Securities Underlying Unexercised Options	Securities Underlying Options Granted During 2006	Grant Date Fair Value of Securities Underlying Options Granted During 2006 (1)
Susan K. Barnes	25,000	25,000	$159,914
Albert J. Graf	25,000	25,000	$217,575
Wende S. Hutton	34,999	25,000	$217,575
Robert E. McNamara	25,000	25,000	$217,575
Dale A. Spencer	25,000	25,000	$217,575
Jesse I. Treu	28,333	25,000	$217,575
Carol D. Winslow	25,000	25,000	$217,575
Seth A. Rudnick	—	—	$—

(1)	The amounts in this column represent the fair value of the options granted in 2006 in accordance with SFAS 123(R). See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for a discussion of all assumptions made by us in determining the SFAS 123(R) values of our equity awards.
(5)	Dr. Rudnick resigned as a director on May 10, 2006.

AUDIT COMMITTEE REPORT

The information contained in the following report of the Audit Committee shall not be deemed to be “soliciting material” or “filed” with the SEC except to the extent that Northstar specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

In 2006 the Audit Committee was composed of Ms. Barnes (chairperson), Mr. McNamara, and Ms. Winslow. Ms. Winslow served on the Audit Committee for all of 2006. Ms. Barnes joined the Board and was appointed to the Audit Committee in February 2006. Mr. McNamara joined the Board and was appointed to the Audit Committee in May 2006. Our Board has determined that all Audit Committee members are “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules. The Audit Committee operates under a written charter, adopted by the Board in February 2006, and revised most recently in February 2007. We are in compliance with the applicable Nasdaq listing standards concerning Audit Committee charters and composition.

Our management is responsible for our internal controls and the financial reporting process. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for conducting an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on Northstar’s financial statements based on their audit. The Audit Committee’s responsibility is to monitor and oversee these processes. In addition, the Audit Committee recommends to the Board the selection of our independent registered public accounting firm.

In this context, the Audit Committee has met and held discussions with management and Ernst & Young. The Audit Committee reviewed and discussed the audited financial statements for fiscal 2006 with management and Ernst & Young. The Audit Committee met with representatives of Ernst & Young, without management present, to discuss the results of its audit, internal controls, and the overall quality of our financial reporting. The Audit Committee also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The Audit Committee also has received from, and reviewed with, Ernst & Young the written disclosures and the letter required by the Independence Standards Board’s Standard No. 1, “Independence Discussions with Audit Committees,” and discussed that firm’s independence with representatives of the firm. During 2006, the audit committee pre-approved all audit and non-audit services provided by Ernst & Young.

Based on the Audit Committee’s review of the audited financial statements and its discussions with management and Ernst & Young, the Audit Committee approved the inclusion of the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC.

Audit Committee

Susan K. Barnes, Chairperson
Robert E. McNamara
Carol D. Winslow

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table summarizes information regarding the beneficial ownership of our outstanding common stock as of February 28, 2007, for:

•	each person or group that we know owns more than 5% of the common stock;

•	each of our directors;

•	each of our Named Executive Officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the number of shares listed opposite their names. As of February 28, 2007, 25,796,353 shares of common stock were issued and outstanding. The officers and directors in the following table can be reached at our principal offices.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
Entities affiliated with Mayfield Fund (1)	3,501,055	13.6%
2800 Sand Hill Road, Suite 250
Menlo Park, CA 94025
FMR Corp. (1)	3,322,995	12.9
82 Devonshire Street
Boston, MA 02109
Boston Scientific Corporation (1)	3,214,535	12.5
One Boston Scientific Place
Mailstop C-3
Natick, MA 01760
Jesse I. Treu (2)	961,929	3.7
Alan J. Levy, Ph.D. (3)	880,032	3.4
Carol D. Winslow (4)	340,972	1.3
John S. Bowers, Jr. (5)	214,594	(*)
Raymond N. Calvert (6)	158,523	(*)
Bradford E. Gliner (7)	146,128	(*)
Nawzer Mehta, Ph.D. (8)	128,225	(*)
Dale A. Spencer (9)	81,638	(*)
Lori J. Glastetter (10)	22,463	(*)
Wende S. Hutton (11)	19,535	(*)
Susan K. Barnes (12)	19,212	(*)
Albert J. Graf (13)	7,639	(*)
Robert E. McNamara (14)	7,639	(*)
All directors and executive officers as a group (17 individuals) (15)	3,056,708	11.4

*	Less than one percent.
(1)	Based on publicly available information.

(2)	Includes 954,290 shares held by entities affiliated with Domain Associates, LLC, of which Dr. Treu, as a managing member of One Palmer Square Associates IV LLC, the general partner with regard to Domain Partners IV, L.P. and DP IV Associates, L.P., and as a managing member of Domain Associates, L.L.C., has shared voting and dispositive power. Dr. Treu disclaims beneficial ownership of the shares held by Domain except to the extent of his pecuniary interest in these entities. Also includes 7,639 shares issuable upon the exercise of stock options within 60 days after February 28, 2007.
(3)	Includes 240,240 shares issuable upon the exercise of stock options within 60 days after February 28, 2007.
(4)	Includes 333,333 shares held by Channel Medical Partners, L.P., of which Ms. Winslow, as a general partner, possesses shared voting and dispositive power. Ms. Winslow disclaims beneficial ownership of the shares held by Channel Medical Partners, L.P. except to the extent of her pecuniary interest in this entity. Also includes 7,639 shares issuable upon the exercise of stock options within 60 days after February 28, 2007.
(5)	Includes 214,594 shares issuable upon the exercise of stock options, 61,668 of which, if exercised, are subject to repurchase.
(6)	Includes 158,523 shares issuable upon the exercise of stock options, 33,987 of which, if exercised, are subject to repurchase.
(7)	Includes 116,045 shares issuable upon the exercise of stock options, 19,433 of which, if exercised, are subject to repurchase.
(8)	Includes 128,225 shares issuable upon the exercise of stock options, 52,500 of which, if exercised, are subject to repurchase.
(9)	Includes 67,333 shares held by the D.A. Spencer Family L.P., of which Mr. Spencer has sole voting and dispositive power, and 7,639 shares issuable upon the exercise of stock options within 60 days after February 28, 2007.
(10)	Includes 12,463 shares issuable upon the exercise of stock options, 2,084 of which, if exercised, are subject to repurchase.
(11)	Includes 9,306 shares issuable upon the exercise of stock options within 60 days after February 28, 2007.
(12)	Includes 19,212 shares issuable upon the exercise of stock options, 10,185 of which, if exercised, are subject to repurchase.
(13)	Includes 7,639 shares issuable upon the exercise of stock options within 60 days after February 28, 2007.
(14)	Includes 7,639 shares issuable upon the exercise of stock options within 60 days after February 28, 2007.
(15)	Shares beneficially owned by all executive officers and directors as a group, including 37,345 shares issuable to Mathew J. Gani and 30,834 issuable to John M. Ray upon the exercise of options exercisable within 60 days after February 28, 2007. Of the 68,179 shares issuable to Messrs. Gani and Ray in the aggregate, 28,679 would, if they had been exercised, be subject to our right of repurchase.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Insurance Brokerage Agreement. Woodruff-Sawyer & Co. serves as our insurance broker. In connection with the services rendered in 2006 for the procurement of our directors’ and officers’, and general and product liability insurance policies, we paid Woodruff-Sawyer & Co. a commission of $82,552. Stephen R. Sawyer is a partial owner of Woodruff-Sawyer & Co. and the brother of Ms. Hutton, one of our directors. Ms. Hutton has no financial ownership or interest in Woodruff-Sawyer & Co. and did not participate in the selection of Woodruff-Sawyer & Co. as our insurance broker.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no forms were required for those persons, we believe that during the 2006 fiscal year, all filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with except as set forth in this paragraph. Due to an administrative error, the Forms 3 for each of Mr. Bowers and Mr. Calvert were inadvertently filed one day late and the Form 3 for Dr. Rudnick was inadvertently filed three days late.

EQUITY COMPENSATION PLAN INFORMATION

The following table contains information as of December 31, 2006 for two categories of equity compensation plans. The 1999 Plan and the 2006 Plan have been approved by our shareholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by shareholders	1,774,317	$5.73	2,477,134
Equity compensation plans not approved by shareholders	—	—	—

Total	1,774,317	$5.73	2,477,134

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has been recommended by the Audit Committee for reappointment as our independent registered public accounting firm. Ernst & Young LLP has been our independent registered public accounting firm since 1999. The firm is registered with the Public Company Accounting Oversight Board. The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2007.

Shareholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board is submitting the appointment of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Northstar and its shareholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the appointment of Ernst & Young LLP.

A representative of Ernst & Young LLP is expected to be present at the annual meeting and will have the opportunity to make a statement, if the representative so desires. The representative will be available to respond to appropriate questions from shareholders.

The Board of Directors Unanimously Recommends a Vote “FOR” the Ratification of the Appointment

of Ernst & Young LLP as Independent Registered Public Accounting Firm.

FEE DISCLOSURES

The following chart shows the aggregate Ernst & Young LLP fees for professional services in the named categories for the years ended December 31, 2006 and December 31, 2005:

	Fiscal 2006	Fiscal 2005
Audit fees (1)	$318,033	$127,735
Audit-related fees (2)	630,946	—
Tax fees (3)	9,250	4,000
All other fees (4)	19,378	2,171

Total	$977,607	$133,906

(1)	Audit fees consisted of professional services rendered in connection with the audit of Northstar’s annual financial statements, reviews of the financial statements included in Northstar’s quarterly reports on Form 10-Q, and reviews of documents filed with the SEC.
(2)	Fees associated with our initial public offering in May 2006.
(3)	Tax fees consisted of consultations on various tax matters and compliance with filing requirements.
(4)	All other fees consisted primarily of additional accounting fees associated with the adoption of SFAS 123(R).

PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval. The chair of the Audit Committee is also authorized, pursuant to delegated authority, to pre-approve additional services of up to $50,000 per engagement on a case-by-case basis, and such approvals are communicated to the full Audit Committee at its next meeting. Our Audit Committee has determined that Ernst & Young’s rendering of all other non-audit services is compatible with maintaining auditor independence.

OTHER BUSINESS

The Board does not intend to present any business at the Annual Meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders and has no present knowledge that any others intend to present business at the Annual Meeting. If, however, other matters requiring the vote of the shareholders properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the accompanying proxy will have discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

DEADLINE FOR RECEIPT OF

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Shareholder proposals intended for inclusion in the proxy materials for our 2008 annual meeting must be received by Northstar at its executive offices at 2401 Fourth Avenue, Suite 300, Seattle, Washington 98121 no later than December 28, 2007. Pursuant to our bylaws, shareholders intending to present a proposal that will not be included in the proxy materials must give written notice of the proposal to us no later than December 28, 2007. However, if the date of the 2008 annual meeting is a date that is not within 30 days before or after June 13, 2008, notice by the shareholders of a proposal must be received no later than the close of business on the 10th calendar day after the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. Such proposal should be directed to the Secretary, Northstar Neuroscience, Inc., 2401 Fourth Avenue, Suite 300, Seattle, Washington 98121.

ANNUAL REPORT AND FORM 10-K

A copy of our combined annual report to shareholders and annual report on Form 10-K for the year ended December 31, 2006 accompanies this proxy statement. If you did not receive a copy, you may obtain one without charge by writing or calling Investor Relations, Northstar Neuroscience, Inc., 2401 Fourth Avenue, Suite 300, Seattle, Washington 98121, (206) 902-1997.

By Order of the Board of Directors,

Raymond N. Calvert Vice President, Finance, Chief Financial Officer and Secretary

Seattle, Washington

April 26, 2007

Whether or not you plan to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope, or vote using the telephone or Internet voting procedures described on the proxy card. You may revoke your proxy at any time prior to the annual meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

Thank you for your attention to this matter. Your prompt response will greatly facilitate arrangements for the Annual Meeting.

PLEASE MARK VOTES AS IN THIS EXAMPLE

REVOCABLE PROXY

Northstar Neuroscience, Inc.

ANNUAL MEETING OF SHAREHOLDERS

JUNE 13, 2007

The undersigned hereby appoints Alan J. Levy and Raymond N. Calvert, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Northstar Neuroscience, Inc., a Washington corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 1:00 p.m., local time, at the Edgewater Hotel at 2411 Alaskan Way, Pier 67, Seattle, Washington 98121 and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated April 26, 2007 (the “Proxy Statement”), receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

For Withhold For All Except

1. To elect the following two (2) persons as Class I directors to hold office until the 2010 Annual Meeting of Shareholders and until their respective successors are elected and qualified:

Carol D. Winslow and Michael D. Ellwein

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

For Against Abstain

2. To consider, approve and ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2007.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1 AND 2.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON,YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

Please be sure to sign and date this Proxy in the box below.

Date

Shareholder sign above

Co-holder (if any) sign above

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.

Detach above card, sign, date and mail in postage paid envelope provided.

Northstar Neuroscience, Inc.,

Please sign here. If shares of stock are held jointly, both or all of such persons should sign. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full titles in such capacity.

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.